Exhibit 99.1

April 17, 2013

Contact:	Douglas J. Glenn
President and Chief Executive Officer
(757) 217-1000

Hampton Roads Bankshares Announces First Quarter Financial Results

 Net income available to shareholders  of $0.6 million, which includes a $2.8 million branch consolidation charge
 Successful money market campaign raises more than $60 million of deposits in quarter
 Loan originations increase by 72% year-over-year to $83 million
 Nonperforming assets decline for tenth consecutive quarter

Virginia Beach, Virginia, April 17, 2013:  Hampton Roads Bankshares, Inc. (the “Company”) (NASDAQ:  HMPR), the holding company of the Bank of Hampton Roads and Shore Bank, today announced financial results for the first quarter of 2013.  The Company reported a net profit available to shareholders of $0.6 million, which includes a $2.8 million charge related to a previously-announced branch consolidation, compared to a net loss available to shareholders of $7.9 million for the first quarter of 2012 and a net loss available to shareholders of $5.6 million for the fourth quarter of 2012.

“The Company’s return to profitability in the first quarter, and a year-over-year increase of greater than $8.5 million in earnings, which includes this quarter’s $2.8 million branch consolidation charge, reflect strong progress on many fronts,” said Doug Glenn, President and Chief Executive Officer.  “We have positioned the Company for continuing improvement in performance through a sharp focus on our core community banking franchise, greater operating efficiency, and an improved balance sheet.  Going forward, we will continue to implement and refine our One Bank strategy, which is designed to consistently deliver choice, convenience and outstanding service to our customers through a strong team of bankers and the right mix of branches and electronic banking services.”

Net interest income for the first quarter of 2013 was $15.9 million compared to $16.7 million in the first quarter of 2012 and $16.3 million in the fourth quarter of 2012.  The year over year decline in net interest income is the result of declines in average interest earning assets, partly offset by an increase in net interest margin.  Net interest margin was 3.45% in the first quarter compared to

3.39%1 in the first quarter of last year and 3.42%2 in the fourth quarter of 2012.  Net interest margin improvement on a year over year and linked quarter basis is attributable to a reduction in funding costs and a decline in nonperforming loans.

Due to continued improvement  in overall loan quality, the Company did not record a provision for loan loss expense in the first quarter of 2013.  The Company recorded a $7.3 million provision for loan loss expense in the first quarter of 2012 and a $0.9 million provision for loan loss expense in the fourth quarter of 2012.  The decision not to record a provision for loan loss expense in the quarter reflected management’s consideration of the qualitative and quantitative aspects of the allowance for loan losses.  Ultimately, management concluded that the current level of the allowance for loan losses was appropriate given the Company’s current expectations for known and inherent credit losses in the loan portfolio.

Nonperforming assets were $112.5 million as of March 31, 2013, a decline of $18.2 million from year-end 2012.    This continues the trend of ten consecutive quarters of asset quality improvement.  Nonperforming assets represented 5.53%, 6.36% and 8.90% of total assets at March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

Noninterest income was $5.4 million during the first quarter of 2013 compared to $3.1 million during the first quarter of 2012 and $0.4 million during the fourth quarter of 2012.  The increase reflected continued strong mortgage origination revenues resulting from the continued low interest rate environment, supplemented by a decline in losses and impairments on foreclosed real estate.  Noninterest income would have been $8.4 million for the quarter but for the $2.8 million charge related to the consolidation of branches as previously announced during the quarter.  This consolidation was part of the implementation of the Company’s One Bank strategy and no additional consolidations are planned at this time.

During the first quarter of 2013, the Company recognized $0.4 million of other income from the final resolution of certain Internal Revenue Service examination issues related to the amendment of federal tax returns of Gateway Financial Holdings, Inc. from 2006 to 2008.  As referenced in the Company’s 10-K filed on March 25, 2013, the Company maintains a net deferred tax asset of $173.0 million as of December 31, 2012, against which the Company maintains a full valuation allowance.

Noninterest expense was $19.4 million during the first quarter, compared to $19.9 million in the first quarter of 2012 and $22.4 million in the fourth quarter of 2012.  The decline in noninterest expense reflected reductions in data processing expense, legal fees and costs associated with lower levels of non-performing assets, partly offset by higher salary and benefit expense in our mortgage operations to meet higher loan demand and the expense accrued for incentive compensation plans at the subsidiary banks.

1 Previously reported as 3.62%, the Company elected during the first quarter of 2013 to include nonperforming loan balances in the calculation of interest earning assets when computing the net interest margin.  During the first quarter of 2012, $126.2 million of average nonperforming loan balances were excluded from the interest earning asset total.

2 Previously reported as 3.62%, the Company elected during the first quarter of 2013 to include nonperforming loan balances in the calculation of interest earning assets when computing the net interest margin.  During the fourth quarter of 2012, $102.0 million of average nonperforming loan balances were excluded from the interest earning asset total.

As of March 31, 2013, total assets were $2.03 billion, compared to $2.05 billion at December 31, 2012.  During the first quarter, loans outstanding decreased slightly from $1.43 billion to $1.41 billion due primarily to the continued resolutions of problem loans.  Origination volumes were offset by principal paydowns and scheduled amortization in the portfolio.  Total deposits declined during the quarter to $1.60 billion from $1.62 billion at December 31, 2012 as the Company saw an increase in interest bearing deposits resulting from a successful money market account campaign, offset by declines in time deposits and non interest bearing demand deposits. Total assets, loans and deposits at March 31, 2012 were $2.13 billion, $1.47 billion and $1.77 billion, respectively.

At March 31, 2013, the Company exceeded all of the regulatory capital minimums and Bank of Hampton Roads and Shore Bank were both considered “well capitalized” under all applicable regulatory capital standards.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and strategies.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company headquartered in Virginia Beach, Virginia.  The Company’s primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (collectively, the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, The Bank of Hampton Roads operates 33 banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices and two loan production offices in West Ocean City, Maryland and Rehoboth Beach, Delaware. Through various affiliates, the Banks also offer mortgage banking services and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except per share data)

Operating Results	Q1 2013	Q4 2012	Q1 2012

Interest income	$19,530	$20,093	$21,606
Interest expense	3,600	3,804	4,906
Net interest income	15,930	16,289	16,700
Provision for loan losses	-	870	7,302
Noninterest income	5,428	366	3,109
Noninterest expense	19,432	22,356	19,911
Income tax benefit	-	(2,182)	-
Net income/(loss)	1,926	(4,389)	(7,404)
Net income attributable to noncontrolling interest	1,294	1,210	502
Net income/(loss) attributable to Hampton Roads Bankshares, Inc.	$632	$(5,599)	$(7,906)

Per Share Data

Loss per share:
Basic	$-	$(0.03)	$(0.23)
Diluted	-	(0.03)	(0.23)
Common dividends declared	-	-	-
Book value per common share	1.09	1.08	3.05
Book value per common share - tangible	1.08	1.07	2.95

Balance Sheet at Period-End	Q1 2013	Q4 2012	Q1 2012

Total assets	$2,032,342	$2,054,092	$2,133,027
Gross loans	1,412,650	1,432,275	1,471,998
Allowance for loan losses	43,709	48,382	68,917
Total investment securities	309,992	294,521	334,622
Intangible assets	2,075	2,410	3,415
Total deposits	1,595,164	1,617,774	1,772,122
Total borrowings	235,942	236,062	236,431
Shareholders' equity	185,362	184,723	105,298
Shareholders' equity - tangible	183,287	182,313	101,883

Daily Averages	Q1 2013	Q4 2012	Q1 2012

Total assets	$2,031,259	$2,057,454	$2,159,488
Gross loans	1,427,245	1,399,480	1,484,814
Total investment securities	303,947	314,924	305,855
Intangible assets	2,235	2,560	3,574
Total deposits	1,594,867	1,615,975	1,791,570
Total borrowings	236,003	236,112	236,524
Shareholders' equity	185,361	187,592	112,283
Shareholders' equity - tangible	183,126	185,032	108,709
Interest-earning assets	1,874,746	1,889,491	1,979,889
Interest-bearing liabilities	1,592,562	1,601,172	1,805,115

Financial Ratios	Q1 2013	Q4 2012	Q1 2012

Return on average assets	0.13%	-1.08%	-1.47%
Return on average common equity	1.38%	-11.87%	-28.32%
Return on average common equity - tangible	1.40%	-12.04%	-29.25%
Net interest margin	3.45%	3.42%	3.39%
Efficiency ratio	80.35%	135.43%	100.45%
Tangible common equity to tangible assets	9.03%	8.89%	4.78%

Allowance for Loan Losses	Q1 2013	Q4 2012	Q1 2012

Beginning balance	$48,382	$54,444	$74,947
Provision for losses	-	870	7,302
Charge-offs	(6,091)	(9,619)	(15,285)
Recoveries	1,418	2,687	1,953
Ending balance	$43,709	$48,382	$68,917

Nonperforming Assets at Period-End	Q1 2013	Q4 2012	Q1 2012

Nonaccrual loans including nonaccrual impaired loans	$78,633	$97,411	$128,805
Loans 90 days past due and still accruing interest	-	1,024	-
Other real estate owned and repossessed assets	33,834	32,215	61,028
Total nonperforming assets	$112,467	$130,650	$189,833

Asset Quality Ratios	Q1 2013	Q4 2012	Q1 2012

Annualized net (chargeoffs) recoveries to average loans	-1.33%	-1.97%	-3.61%
Nonperforming loans to total loans	5.57%	6.87%	8.75%
Nonperforming assets to total assets	5.53%	6.36%	8.90%
Allowance for loan losses to total loans	3.09%	3.38%	4.68%

Composition of Loan Portfolio at Period-End	Q1 2013	Q4 2012	Q1 2012

Commercial	$239,563	$267,080	$244,619
Construction	199,782	206,391	271,623
Real-estate commercial	553,349	530,042	531,734
Real-estate residential	364,743	372,591	400,451
Installment	56,297	56,302	23,591
Deferred loan fees and related costs	(1,084)	(131)	(20)
Total loans	$1,412,650	$1,432,275	$1,471,998

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position.  Tangible common equity to tangible assets ratio is not a measure recognized under GAAP and, therefore, is considered a non-GAAP financial measure.  The most comparable GAAP measure is the ratio of total common shareholders’ equity to total assets.

Management uses this non-GAAP financial measure to assess the strength of the Company’s capital position.  The Company believes that this non-GAAP financial measure provides meaningful additional information about the Company to assist investors in evaluating the Company’s financial strength and capitalization.  The tangible common equity to tangible assets ratio is used by management and investment analysts to assess the strength of the Company’s capital position absent the effects of intangible assets.  Management, banking regulators and many stock analysts use the tangible common equity ratio in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of intangible assets.

Below is a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Measurement
March 31, 2013

(dollars in thousands)	As of March 31, 2013	As of December 31, 2012	As of March 31, 2012

Total assets	$2,032,342	$2,054,092	$2,133,027
Less: intangible assets	2,075	2,410	3,415
Tangible assets	$2,030,267	$2,051,682	$2,129,612

Total shareholders’ equity	$185,362	$184,723	$105,298
Less: intangible assets	2,075	2,410	3,415
Common shareholders’ equity - tangible	$183,287	$182,313	$101,883

Tangible common equity to tangible assets	9.03%	8.89%	4.78%

Total common shareholders’ equity to total assets	9.12%	8.99%	4.94%